For Immediate Release Contact: Terri Statham Phone Number: 770-270-6990 Email: terri.statham@opc.com OGLETHORPE POWER MOURNS THE DEATH OF BOARD CHAIRMAN BOBBY SMITH TUCKER, Ga. (January 12, 2022) – Oglethorpe Power is saddened to announce the death of Board Chairman Bobby C. Smith, Jr., who passed away at the age of 67 on Saturday, January 8, 2022. Smith served on the Oglethorpe Power Board of Directors since May 2008 and as Chairman since September 2015. “Bobby will be remembered as an exceptional leader and dedicated community servant,” said Oglethorpe Power President and CEO, Mike Smith. “For nearly 14 years, Bobby’s tremendous wisdom and vision made him a guiding force on our board and we are grateful for his invaluable contributions. He will truly be missed by all who had the privilege to know and work with him.” A resident of Rocky Ford, Ga. in Screven County, Smith was the owner-operator of B&K Farms and member of the board of directors of Planters Electric Membership Corporation. He also served on the board of directors for Georgia Electric Membership Corporation and was chosen as GEMC Director Volunteer of the Year in 2014 and was Chairman of the Screven County Industrial Development Authority Board. In 2010 Smith was named Conservationist of the Year by the Ogeechee River Soil and Water Conservation District, and in 2013 he was recognized as Volunteer of the Year by the Georgia Economic Developers Association.

About Oglethorpe Power Oglethorpe Power is one of the nation’s largest power supply cooperatives with approximately $15 billion in assets serving 38 Electric Membership Corporations which, collectively, provide electricity to approximately 4.3 million Georgia residents. A proponent of conscientious energy development and use, Oglethorpe Power balances reliable and affordable energy with environmental responsibility and has an outstanding record of regulatory compliance. Its diverse energy portfolio includes natural gas, nuclear, hydroelectric and coal generating plants with a combined capacity of more than 8,300 megawatts. Oglethorpe Power was established in 1974 and is owned by its 38 Member Systems. Its headquarters are in Tucker, Georgia, an Atlanta suburb. For more information, visit www.opc.com. ###